Exhibit 99.5

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Wabtec is one of the world’s largest providers of value-added, technology-based products and services for the global rail industry. Our products are found on virtually all U.S. locomotives, freight cars and passenger transit vehicles, as well as in more than 100 countries throughout the world. Our products enhance safety, improve productivity and reduce maintenance costs for customers, and many of our core products and services are essential in the safe and efficient operation of freight rail and passenger transit vehicles. Wabtec is a global company with operations in 31 countries. In 2017, about 66% of the Company’s revenues came from customers outside the U.S.

Management Review and Future Outlook

Wabtec’s long-term financial goals are to generate cash flow from operations in excess of net income, maintain a strong credit profile while minimizing our overall cost of capital, increase margins through strict attention to cost controls and implementation of the Wabtec Excellence Program, and increase revenues through a focused growth strategy, including product innovation and new technologies, global and market expansion, aftermarket products and services, and acquisitions. In addition, Management evaluates the Company’s current operational performance through measures such as quality and on-time delivery.

The Company primarily serves the worldwide freight and transit rail industries. As such, our operating results are largely dependent on the level of activity, financial condition and capital spending plans of railroads and passenger transit agencies around the world, and transportation equipment manufacturers who serve those markets.  Many factors influence these industries, including general economic conditions; traffic volumes, as measured by freight carloadings and passenger ridership; government spending on public transportation; and investment in new technologies.  In general, trends such as increasing urbanization, a focus on sustainability and environmental awareness, an aging equipment fleet, and growth in global trade are expected to drive continued investment in freight and transit rail.

The Company monitors a variety of factors and statistics to gauge market activity.  Freight rail markets around the world are driven primarily by overall economic conditions and activity, while Transit markets are driven primarily by government funding and passenger ridership.  Changes in these market drivers can cause fluctuations in demand for Wabtec’s products and services.

According to the 2016 edition of a market study by UNIFE, the Association of the European Rail Industry, the accessible global market for railway products and services was more than $100 billion, and was expected to grow at about 3.2% annually through 2021. The three largest geographic markets, which represented about 80% of the total accessible market, were Europe, North America and Asia Pacific. UNIFE projected above-average growth in Asia Pacific and Europe due to overall economic growth and trends such as urbanization and increasing mobility, deregulation, investments in new technologies, energy and environmental issues, and increasing government support. The largest product segments of the market were rolling stock, services and infrastructure, which represented almost 90% of the accessible market.  UNIFE projected spending on rolling stock to grow at an above-average rate due to increased investment in passenger transit vehicles. UNIFE estimated that the global installed base of locomotives was about 114,000 units, with about 32% in Asia Pacific, about 25% in North America and about 18% in Russia-CIS (Commonwealth of Independent States).  Wabtec estimates that about 2,600 new locomotives were delivered worldwide in 2017, and it expects deliveries of about 2,700 in 2018.  UNIFE estimated the global installed base of freight cars was about 5.5 million units, with about 37% in North America, about 26% in Russia-CIS and about 20% in Asia Pacific.  Wabtec estimates that about 155,000 new freight cars were delivered worldwide in 2017, and it expects deliveries of about 148,000 in 2018.  UNIFE estimated the global installed base of passenger transit vehicles to be about 569,000 units, with about 43% in Asia Pacific, about 32% in Europe and about 14% in Russia-CIS. Wabtec estimates that about 34,000 new passenger transit vehicles were delivered worldwide in 2017, and it expects deliveries of about 44,000 in 2018.

In Europe, the majority of the rail system serves the passenger transit market, which is expected to continue growing as energy and environmental factors encourage continued investment in public mass transit. According to UNIFE, France, Germany and the United Kingdom were the largest Western European transit markets, representing almost two-thirds of industry spending in the European Union. UNIFE projected the Western European rail market to grow at about 3.6% annually, led by investments in new rolling stock in France and Germany.  Significant investments were also expected in Turkey, the largest market in Eastern Europe.  About 75% of freight traffic in Europe is hauled by truck, while rail accounts for about 20%. The largest freight markets in Europe are Germany, Poland and the United Kingdom. In recent years, the European Commission has adopted a series of measures designed to increase the efficiency of the European rail network by standardizing operating rules and certification requirements.  UNIFE believes that adoption of these measures should have a positive effect on ridership and investment in public transportation over time.

In North America, railroads carry about 40% of intercity freight, as measured by ton-miles, which is more than any other mode of transportation. Through direct ownership and operating partnerships, U.S. railroads are part of an integrated network that includes railroads in Canada and Mexico, forming what is regarded as the world’s most-efficient and lowest-cost freight rail service. There are more than 500 railroads operating in North America, with the largest railroads, referred to as “Class I,” accounting for more than 90% of the industry’s revenues. The railroads carry a wide variety of commodities and goods, including coal, metals, minerals, chemicals, grain, and petroleum.  These commodities represent about 50% of total rail carloadings, with intermodal carloads accounting for the rest. Railroads operate in a competitive environment, especially with the trucking industry, and are always seeking ways to improve safety, cost and reliability. New technologies offered by Wabtec and others in the industry can provide some of these benefits. Demand for our freight related products and services in North America is driven by a number of factors, including rail traffic, and production of new locomotives and new freight cars.  In the U.S., the passenger transit industry is dependent largely on funding from federal, state and local governments, and from fare box revenues. Demand for North American passenger transit products is driven by a number of factors, including government funding, deliveries of new subway cars and buses, and ridership. The U.S. federal government provides money to local transit authorities, primarily to fund the purchase of new equipment and infrastructure for their transit systems.

Growth in the Asia Pacific market has been driven mainly by the continued urbanization of China and India, and by investments in freight rail rolling stock and infrastructure in Australia to serve its mining and natural resources markets.  India is making significant investments in rolling stock and infrastructure to modernize its rail system; for example, the country has awarded a 1,000-unit locomotive order to a U.S. manufacturer.  UNIFE expected the increased spending in India to offset decreased spending on very-high-speed rolling stock in China.

Other key geographic markets include Russia-CIS and Africa-Middle East.  With about 1.4 million freight cars and about 20,000 locomotives, Russia-CIS is among the largest freight rail markets in the world, and it’s expected to invest in both freight and transit rolling stock. PRASA, the Passenger Rail Agency of South Africa, is expected to continue to invest in new transit cars and new locomotives.  According to UNIFE, emerging markets were expected to grow at above-average rates as global trade led to increased freight volumes and urbanization led to increased demand for efficient mass-transportation systems. As this growth occurs, Wabtec expects to have additional opportunities to provide products and services in these markets.

In its study, UNIFE also said it expected increased investment in digital tools for data and asset management, and in rail control technologies, both of which would improve efficiency in the global rail industry.  UNIFE said data-driven asset management tools have the potential to reduce equipment maintenance costs and improve asset utilization, while rail control technologies have been focused on increasing track capacity, improving operational efficiency and ensuring safer railway traffic.  Wabtec offers products and services to help customers make ongoing investments in these initiatives.

           In 2018 and beyond, general global economic and market conditions will have an impact on our sales and operations. To the extent that these factors cause instability of capital markets, shortages of raw materials or component parts, longer sales cycles, deferral or delay of customer orders or an inability to market our products effectively, our business and results of operations could be materially adversely affected. In addition, we face risks associated with our four-point growth strategy including the level of investment that customers are willing to make in new technologies developed by the industry and the Company, and risks inherent in global expansion. When necessary, we will modify our financial and operating strategies to reflect changes in market conditions and risks.

ACQUISITION OF FAIVELEY TRANSPORT S.A.

On November 30, 2016, the Company acquired majority ownership of Faiveley Transport S.A. (“Faiveley Transport”) under the terms of a Share Purchase Agreement (“Share Purchase Agreement”). Faiveley Transport is a leading global provider of value-added, integrated systems and services for the railway industry with annual sales of about $1.2 billion and more than 5,700 employees in 24 countries. Faiveley Transport supplies railway manufacturers, operators and maintenance providers with a range of value-added, technology-based systems and services in Energy & Comfort (air conditioning, power collectors and converters, and passenger information), Access & Mobility (passenger access systems and platform doors), and Brakes and Safety (braking systems and couplers). The transaction was structured as a step acquisition as follows:

•
On November 30, 2016, the Company acquired majority ownership of Faiveley Transport, after completing the purchase of the Faiveley family’s ownership interest under the terms of the Share Purchase Agreement, which directed the Company to pay €100 per share of Faiveley Transport, payable between 25% and 45% in cash at the election of those shareholders and the remainder payable in Wabtec stock.  The Faiveley family’s ownership interest acquired by the Company represented approximately 51% of outstanding share capital and approximately 49% of the outstanding voting shares of Faiveley Transport. Upon completion of the share purchase under the Share Purchase Agreement, Wabtec commenced a tender offer for the remaining publicly traded Faiveley Transport shares. The public shareholders had the option to elect to receive €100 per share in cash or 1.1538 shares of Wabtec common stock per share of Faiveley Transport. The common stock portion of the consideration was subject to a cap on issuance of Wabtec common shares that was equivalent to the rates of cash and stock elected by the 51% owners.

•
On February 3, 2017, the initial cash tender offer was closed, which resulted in the Company acquiring approximately 27% of additional outstanding share capital and voting rights of Faiveley Transport for approximately $411.8 million in cash and $25.2 million in Wabtec stock.  After the initial cash tender offer, the Company owned approximately 78% of outstanding share capital and 76% of voting rights.

•
On March 6, 2017, the final cash tender offer was closed, which resulted in the Company acquiring approximately 21% of additional outstanding share capital and 22% of additional outstanding voting rights of Faiveley Transport for approximately $303.2 million in cash and $0.3 million in Wabtec stock. After the final cash tender offer, the Company owned approximately 99% of the share capital and 98% of the voting rights of Faiveley Transport.

•
On March 21, 2017, a mandatory squeeze-out procedure was finalized, which resulted in the Company acquiring the Faiveley Transport shares not tendered in the offers for approximately $17.5 million in cash.  This resulted in the Company owning 100% of the share capital and voting rights of Faiveley Transport.

As of November 30, 2016, the date the Company acquired 51% of the share capital and 49% of the voting interest in Faiveley Transport, Faiveley Transport was consolidated under the variable interest entity model as the Company concluded that it was the primary beneficiary of Faiveley Transport as it then possessed the power to direct the activities of Faiveley Transport that most significantly impact its economic performance and it then possessed the obligation and right to absorb losses and benefits from Faiveley Transport.

The purchase price paid for 100% ownership of Faiveley Transport was $1,507 million. The $744.7 million included as deposits in escrow on the consolidated balance sheet at December 31, 2016 was cash designated for use as consideration for the tender offers.
4

RESULTS OF OPERATIONS

The following table shows our Consolidated Statements of Operations for the years indicated.

	Year Ended December 31,
In thousands	2017	2016	2015
Net sales	$3,881,756	$2,931,188	$3,307,998
Cost of sales	(2,816,443)	(2,006,949)	(2,260,182)
Gross profit	1,065,313	924,239	1,047,816
Selling, general and administrative expenses	(512,552)	(373,559)	(346,086)
Engineering expenses	(95,166)	(71,375)	(71,213)
Amortization expense	(36,516)	(22,698)	(21,663)
Total operating expenses	(644,234)	(467,632)	(438,962)
Income from operations	421,079	456,607	608,854
Interest expense, net	(77,884)	(50,298)	(27,254)
Other (expense) income, net	8,868	6,528	3,768
Income from operations before income taxes	352,063	412,837	585,368
Income tax expense	(89,773)	(99,433)	(186,740)
Net income	262,290	313,404	398,628
Net income attributable to noncontrolling interest	(29)	(8,517)	—
Net income attributable to Wabtec shareholders	$262,261	$304,887	$398,628

2017 COMPARED TO 2016

The following table summarizes the results of operations for the period:

	For the year ended December 31,
			Percent
In thousands	2017	2016	Change
Freight Segment	$1,396,588	$1,543,098	(9.5)%
Transit Segment	2,485,168	1,388,090	79.0%
Net sales	3,881,756	2,931,188	32.4%
Income from operations	421,079	456,607	(7.8)%
Net income attributable to Wabtec shareholders	$262,261	$304,887	(14.0)%

The following table shows the major components of the change in sales in 2017 from 2016:

	Freight	Transit
In thousands	Segment	Segment	Total
2016 Net Sales	$1,543,098	$1,388,090	$2,931,188
Acquisitions	148,122	1,035,061	1,183,183
Change in Sales by Product Line:
Specialty Products & Electronics	(164,532)	8,502	(156,030)
Remanufacturing, Overhaul & Build	(79,129)	10,548	(68,581)
Brake Products	(51,595)	2,473	(49,122)
Other	(480)	1,397	917
Transit Products	—	45,462	45,462
Foreign exchange	1,104	(6,365)	(5,261)
2017 Net Sales	$1,396,588	$2,485,168	$3,881,756

Net sales increased by $950.6 million to $3,881.8 million in 2017 from $2,931.2 million in 2016. The increase is due to sales from acquisitions of $1,183.2 million with the majority related to the Faiveley Transport acquisition. This increase was partially offset by a $156.0 million decrease for Specialty Products and Electronics due to lower demand for freight original equipment rail products and train control and signaling products and services, a $68.6 million decrease for Remanufacturing, Overhaul and Build primarily due to the absence of a large locomotive rebuild contract that completed in 2016, and a $49.1 million decrease for Brake products due to lower demand for original equipment brakes from freight and transit customers. Unfavorable foreign exchange decreased sales $5.3 million.

Freight Segment sales decreased by $146.5 million, or 9.5%, primarily due to a $164.5 million decrease for Specialty Products and Electronics sales from lower demand for freight original equipment rail products and train control and signaling products attributable to lower freight car and locomotive builds, a decrease of $79.1 million for Remanufacturing, Overhaul and Build sales due to a large locomotive rebuild contract that was completed in 2016, and a $51.6 million decrease in Brake Products sales from lower demand for original equipment brakes and aftermarket services. Acquisitions increased sales by $148.1 million and favorable foreign exchange increased sales by $1.1 million.

Transit Segment sales increased by $1,097.1 million, or 79.0%, primarily due to an increase in sales from acquisitions of $1,035.1 million with the majority related to the Faiveley Transport acquisition. Additionally, Transit Products sales increased $45.5 million from increased demand in original train doors, air conditioning systems, and other transit electronics, Overhaul & Build sales increased $10.5 million due to an increase in transit overhaul demand, and Specialty Products & Electronics sales increased $8.5 million due to increased demand for transit train control and signaling products and services. Unfavorable foreign exchange decreased sales by $6.4 million.

Cost of Sales and Gross Profit The following table shows the major components of cost of sales for the periods indicated:

	Twelve Months Ended December 31, 2017
In thousands	Freight	Percentage of Sales	Transit	Percentage of Sales	Total	Percentage of Sales
Material	$526,727	37.7%	$1,123,571	45.2%	$1,650,298	42.5%
Labor	186,863	13.4%	339,110	13.6%	525,973	13.5%
Overhead	233,786	16.7%	341,389	13.7%	575,175	14.8%
Other/Warranty	7,148	0.5%	57,849	2.3%	64,997	1.7%
Total cost of sales	$954,524	68.3%	$1,861,919	74.8%	$2,816,443	72.5%

	Twelve Months Ended December 31, 2016
In thousands	Freight	Percentage of Sales	Transit	Percentage of Sales	Total	Percentage of Sales
Material	$590,876	38.3%	$587,516	42.3%	$1,178,392	40.2%
Labor	176,518	11.4%	170,481	12.3%	346,999	11.8%
Overhead	242,956	15.7%	213,821	15.4%	456,777	15.6%
Other/Warranty	5,575	0.4%	19,206	1.4%	24,781	0.8%
Total cost of sales	$1,015,925	65.8%	$991,024	71.4%	$2,006,949	68.4%

Cost of sales increased by $809.5 million to $2,816.4 million in 2017 compared to $2,006.9 million in the same period of 2016.  For the twelve months ended 2017, cost of sales as a percentage of sales was 72.5% compared to 68.4% in the same period of 2016. The increase as a percentage of sales is due to product mix largely attributable to higher transit segment sales due to acquisitions, along with an unfavorable product mix within the freight segment.  Also contributing to the increase were higher project adjustments of $44.5 million recorded on certain existing contracts and $11.8 million of restructuring and integration costs related to recent acquisitions.

Freight Segment cost of sales increased 2.5% as a percentage of sales to 68.3% in 2017 compared to 65.8% for the same period of 2016.  The increase is primarily related to lower demand for freight original equipment rail products and train control and signaling products and services which typically offer a higher margin, higher project adjustments of $6.9 million on certain existing contracts related to labor, material and warranty costs, and $4.5 million of restructuring and integration costs related to recent acquisitions.

Transit Segment cost of sales increased 3.4% as a percentage of sales to 74.8% in 2017 compared to 71.4% for the same period in 2016.  The increase is primarily related to product mix largely attributable to the acquisition of Faiveley Transport, which has lower overall margins and higher project adjustments of $37.6 million on certain existing contracts primarily related to material and warranty costs and $7.3 million of restructuring and integration costs related to recent acquisitions.

Included in cost of sales is warranty expense. The provision for warranty expense is generally established for specific losses, along with historical estimates of customer claims as a percentage of sales, which can cause variability in warranty expense between quarters. Warranty expense was $50.4 million in 2017 compared to $28.9 million in 2016. The increase in warranty expense is primarily related to the increase in sales and the contract adjustments noted above.

Operating expenses The following table shows our operating expenses:

	For the year ended December 31,
		Percentage of		Percentage of
In thousands	2017	Sales	2016	Sales
Selling, general and administrative expenses	$512,552	13.2%	$373,559	12.7%
Engineering expenses	95,166	2.5%	71,375	2.4%
Amortization expense	36,516	0.9%	22,698	0.8%
Total operating expenses	$644,234	16.6%	$467,632	15.9%

Total operating expenses were 16.6% and 15.9% of sales for 2017 and 2016, respectively.  Selling, general, and administrative expenses increased $139.0 million, or 37.2%, primarily due to $174.7 million in incremental expense from acquisitions partially offset by lower costs due to cost saving initiatives and lower organic sales volumes. Engineering expense increased $23.8 million or 33.3% primarily due to additional expenses from acquisitions and remained a relatively consistent as a percentage of sales. Amortization expense increased $13.8 million due to amortization of intangibles associated with new acquisitions.

The following table shows our segment operating expenses:

	For the year ended December 31,
			Percent
In thousands	2017	2016	Change
Freight Segment	$177,787	$183,595	(3.2)%
Transit Segment	435,031	226,497	92.1%
Corporate	31,416	57,540	(45.4)%
Total operating expenses	$644,234	$467,632	37.8%

Freight Segment operating expenses decreased $5.8 million, or 3.2%, in 2017 and increased 80 basis points to 12.7% of sales.  The decrease is primarily attributable to reduced sales volumes and realized benefits associated with the cost saving initiatives undertaken in 2017 partially offset by $19.7 million of incremental operating expenses from acquisitions and $3.2 million related to integration and restructuring costs.

Transit Segment operating expenses increased $208.5 million, or 92.1%, in 2017 and increased 120 basis points to 17.5% of sales.  The increase is primarily related to $191 million of incremental operating expenses related to acquisitions and $20 million related to integration and restructuring costs related to recent acquisitions.

Corporate non-allocated operating expenses decreased $26.1 million in 2017 primarily due to a decrease in Faiveley Transport transaction and integration costs as well as benefits from cost savings initiatives undertaken in 2017 and 2016.

Interest expense, net Overall interest expense, net, increased $27.6 million in 2017 due to a higher overall debt balance in 2017 compared to 2016, primarily related to the Faiveley Transport acquisition and higher interest rates.

Other (expense) income, net Other income, net, increased $2.3 million to $8.9 million for 2017, compared to 2016 primarily due to an increase in equity income earned on unconsolidated subsidiaries.

Income taxes The effective income tax rate was 25.5% and 24.1% in 2017 and 2016, respectively. On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “U.S. tax reform bill”). On December 23, 2017, the French government enacted the Finance Act for 2018 and it was published in the Official Bulletin on December 31, 2017.  As a result, tax expense increased by $55.0 million related to the U.S. tax reform bill, see Note 10 of “Notes to Consolidated Financial Statements” included in Part IV, Item 8 of this report for further explanation.  This was offset by decreases of $50.7 million primarily due to the revaluation of the net U.S. and French deferred tax liabilities as a result of the tax law enactments and the result of a lower earnings mix in higher tax rate jurisdictions. The net favorable deferred tax benefits related to the adjustment of deferred tax liabilities which had originally been established in prior periods.

2016 COMPARED TO 2015

The following table summarizes the results of operations for the period:

	For the year ended December 31,
			Percent
In thousands	2016	2015	Change
Freight Segment	$1,543,098	$2,054,715	(24.9)%
Transit Segment	1,388,090	1,253,283	10.8%
Net sales	2,931,188	3,307,998	(11.4)%
Income from operations	456,607	608,854	(25.0)%
Net income attributable to Wabtec shareholders	$304,887	$398,628	(23.5)%

The following table shows the major components of the change in sales in 2016 from 2015:

	Freight	Transit
In thousands	Segment	Segment	Total
2015 Net Sales	$2,054,715	$1,253,283	$3,307,998
Acquisition	55,097	134,095	189,192
Change in Sales by Product Line:
Specialty Products & Electronics	(438,285)	35,611	(402,674)
Remanufacturing, Overhaul & Build	(33,700)	22,743	(10,957)
Brake Products	(50,665)	(4,442)	(55,107)
Transit Products	—	656	656
Other	(26,908)	57	(26,851)
Foreign exchange	(17,156)	(53,913)	(71,069)
2016 Net Sales	$1,543,098	$1,388,090	$2,931,188

Net sales decreased by $376.8 million to $2,931.2 million in 2016 from $3,308.0 million in 2015. The decrease is primarily due to lower sales for Specialty Products and Electronics of $402.7 million and lower Brake Products sales of $55.1 million due to decreased demand for freight products attributable to lower freight car and locomotive builds, and train control and signaling products and services, and lower Other Products sales of $26.9 million from decreased demand for freight spare part kits.  Acquisitions increased sales $189.2 million and unfavorable foreign exchange decreased sales $71.1 million.

Freight Segment sales decreased by $511.6 million, or 24.9%, primarily due to a $438.3 million decrease for Specialty Products and Electronics sales from lower demand for freight original equipment rail products and train control and signaling products attributable to lower freight car and locomotive builds, a decrease of $50.7 million for Brake Products sales from lower demand for original equipment brakes and aftermarket services, a decrease of  $33.7 million for Remanufacturing, Overhaul and Build sales due to a large locomotive rebuild contract that completed in 2016, and a decrease of $26.9 million for Other Product sales from decreased demand for freight spare part kits.  Acquisitions increased sales by $55.1 million and unfavorable foreign exchange decreased sales by $17.2 million.

Transit Segment sales increased by $134.8 million, or 10.8%, primarily due to a $35.6 million increase for Specialty Products and Electronics from higher demand for original equipment conduction systems and current collectors, and an increase of $22.7 million for Remanufacturing, Overhaul and Build sales from higher demand for aftermarket locomotive builds.  Acquisitions increased sales by $134.1 million and unfavorable foreign exchange decreased sales by $53.9 million.

Cost of Sales and Gross Profit The following table shows the major components of cost of sales for the periods indicated:

	Twelve Months Ended December 31, 2016
In thousands	Freight	Percentage of Sales	Transit	Percentage of Sales	Total	Percentage of Sales
Material	$590,876	38.3%	$587,516	42.3%	$1,178,392	40.2%
Labor	176,518	11.4%	170,481	12.3%	346,999	11.8%
Overhead	242,956	15.7%	213,821	15.4%	456,777	15.6%
Other/Warranty	5,575	0.4%	19,206	1.4%	24,781	0.8%
Total cost of sales	$1,015,925	65.8%	$991,024	71.4%	$2,006,949	68.4%

	Twelve Months Ended December 31, 2015
In thousands	Freight	Percentage of Sales	Transit	Percentage of Sales	Total	Percentage of Sales
Material	$854,728	41.6%	$531,152	42.4%	$1,385,880	41.9%
Labor	219,495	10.7%	156,357	12.5%	375,852	11.4%
Overhead	282,132	13.7%	182,501	14.6%	464,633	14.0%
Other/Warranty	5,926	0.3%	27,891	2.2%	33,817	1.0%
Total cost of sales	$1,362,281	66.3%	$897,901	71.7%	$2,260,182	68.3%

Cost of sales decreased by $253.2 million to $2,006.9 million in 2016 compared to $2,260.2 million in the same period of 2015.  For the twelve months ended 2016, cost of sales as a percentage of sales was 68.4% compared to 68.3% in the same period of 2015.

Freight Segment cost of sales decreased 0.5% as a percentage of sales to 65.8% in 2016 compared to 66.3% for the same period of 2015.  The decrease as a percentage of sales is primarily related to sales with lower material content, lower overall material costs due to ongoing sourcing efforts, and decreases in various commodity prices partially offset by an increase in overhead costs as a percentage of sales which is primarily due to certain fixed overhead costs.

Transit Segment cost of sales decreased 0.3% as a percentage of sales to 71.4% in 2016 compared to 71.7% for the same period in 2015.  The decrease is primarily due to better margin performance from prior year acquisitions and ongoing sourcing savings.  These benefits were partially offset by $13.8 million of costs related to adjustments on certain long-term contracts.

Included in cost of sales is warranty expense. The provision for warranty expense is generally established for specific losses, along with historical estimates of customer claims as a percentage of sales, which can cause variability in warranty expense between quarters. Warranty expense was $28.9 million in 2016 compared to $35.4 million in 2015.

Operating expenses The following table shows our operating expenses:

	For the year ended December 31,
		Percentage of		Percentage of
In thousands	2016	Sales	2015	Sales
Selling, general and administrative expenses	$373,559	12.7%	$346,086	10.5%
Engineering expenses	71,375	2.4%	71,213	2.2%
Amortization expense	22,698	0.8%	21,663	0.7%
Total operating expenses	$467,632	15.9%	$438,962	13.4%

Total operating expenses were 15.9% and 13.4% of sales for 2016 and 2015, respectively.  Selling, general, and administrative expenses increased $27.5 million, or 7.9%, primarily due to $38.9 million of costs related to the Faiveley acquisition and $5.4 million in costs related to restructuring activity.  These costs were partially offset by lower incentive and non-cash compensation expense and the effects of foreign exchange.  Engineering expense was consistent with the prior year.  Amortization expense increased $1.0 million due to amortization of intangibles associated with acquisitions.

The following table shows our segment operating expenses:

	For the year ended December 31,
			Percent
In thousands	2016	2015	Change
Freight Segment	$183,595	$208,129	(11.8)%
Transit Segment	226,497	204,772	10.6%
Corporate	57,540	26,061	120.8%
Total operating expenses	$467,632	$438,962	6.5%

Freight Segment operating expenses decreased $24.5 million, or 11.8%, in 2016 and increased 180 basis points to 11.9% of sales.  The decrease is primarily attributable to reduced sales volumes and realized benefits associated with the cost saving initiatives undertaken in 2016 partially offset by $8.8 million of incremental operating expenses from acquisitions.

Transit Segment operating expenses increased $21.7 million, or 10.6%, in 2016 and remained a consistent 16.3% of sales.  The increase is primarily related to $26.2 million of incremental operating expenses related to acquisitions and $7.1 million related to the Faiveley Transport transaction.  This increase is partially offset by lower operating expenses due to foreign exchange.

Corporate non-allocated operating expenses increased $31.5 million in 2016 primarily due to $31.8 million of costs related to the Faiveley acquisition partially offset by realized benefits from cost saving initiatives in 2016.

Interest expense, net Overall interest expense, net, increased $23.0 million in 2016 due to a higher overall debt balance in 2016 compared to 2015, primarily related to the Faiveley Transport acquisition and $14.9 million of debt refinancing costs. Refer to Note 8 of “Notes to Condensed Consolidated Financial Statements” included in Part IV, Item 15 of this report for additional information on debt.

Other (expense) income, net Other income, net, increased $2.8 million to $6.5 million for 2016, compared to 2015 primarily due to foreign exchange adjustments.

Income taxes The effective income tax rate was 24.1% and 31.9% in 2016 and 2015, respectively. The decrease in the effective rate is primarily the result of an enacted tax rate change which reduces the corporate income tax rate in France and a higher earnings mix in lower tax rate jurisdictions, partially offset by 2016 transaction charges related to the acquisition of Faiveley Transport that are not deductible.

Liquidity and Capital Resources

Liquidity is provided by operating cash flow and borrowings under the Company’s unsecured credit facility with a consortium of commercial banks. The following is a summary of selected cash flow information and other relevant data:

	For the year ended December 31,
In thousands	2017	2016	2015
Cash provided by (used for):
Operating activities	$188,811	$450,530	$450,844
Investing activities	(1,033,474)	(232,966)	(177,194)
Financing activities:
Proceeds from debt	1,216,740	1,875,000	787,400
Payments of debt	(1,269,537)	(1,102,748)	(612,680)
Stock repurchases	—	(212,176)	(387,787)
Cash dividends	(42,218)	(32,430)	(26,963)
Other	(2,416)	(4,675)	(11,468)

Operating activities. Cash provided by operations in 2017 was $188.8 million compared with $450.5 million in 2016. In comparison to 2016, cash provided by operations decreased due to unfavorable working capital performance and lower net income of $51.1 million. The major components of working capital were as follows: an unfavorable change of $88.4 million in accounts receivable primarily due to higher sales, an unfavorable change in accounts payable of $72.8 million due to the timing of payments to suppliers, an unfavorable change of $25.4 million in other assets and liabilities primarily due to an unfavorable change in accrued liabilities due to payments related to contract liabilities, accrued expenses, and acquisition costs in 2017, and an unfavorable change in inventory of $54.3 million due to efforts to ramp up production in anticipation of stronger product demand in 2018.

Cash provided by operations in 2016 was $450.5 million compared with $450.8 million in 2015. In comparison to 2015, cash provided by operations in 2016 changed due to favorable working capital requirements partially offset by lower operating results. The favorable working capital requirements primarily related to a $57.7 million favorable change in accounts payable principally due to the timing of payments, $25.2 million favorable change in inventory driven by successful efforts to control the amount of inventory on hand. These favorable changes in working capital were partially offset by an unfavorable change in accrued income taxes of $33.5 million driven by lower income taxes owed at the end of 2016 given the decrease in pretax income.

Investing activities. In 2017, 2016 and 2015, cash used in investing activities was $1,033.5 million, $233.0 million and $177.2 million, respectively. The major components of the cash outflow in 2017 were planned additions to property, plant, and equipment of $89.5 million for continued investments in our facilities and manufacturing processes and $945.3 million in net cash paid for acquisitions, primarily related to the acquisition of Faiveley Transport.  This compares to $50.2 million for property, plant, and equipment and $183.1 million in net cash paid for acquisitions in 2016. In 2015, $49.4 million of cash was used to purchase property, plant, and equipment and net cash paid for acquisitions was $129.6 million. Refer to Note 3 of “Notes to Condensed Consolidated Financial Statements” included in Part IV, Item 15 of this report for additional information on acquisitions.

Financing activities. In 2017, cash used for financing activities was $97.4 million, which included $1,216.7 million in proceeds from the revolving credit facility, $1,269.5 million in repayments of debt, and $42.2 million of dividend payments. In 2016, cash provided by financing activities was $523.0 million, which included $1,125.0 million in proceeds from the revolving credit facility debt, $770.0 million of repayments of debt on the revolving credit facility, $332.7 million in repayments of other debt, which was primarily driven by repayments of debt acquired from the purchase of Faiveley Transport, $750.0 million of new borrowings on the 2026 Senior Notes, $32.4 million of dividend payments and $212.2 million of Wabtec stock repurchases.

The following table shows outstanding indebtedness at December 31, 2017 and 2016:

	December 31,
In thousands	2017	2016
3.45% Senior Notes due 2026, net of unamortized debt issuance costs of $2,345 and $2,526	$747,655	$747,474
4.375% Senior Notes due 2023, net of unamortized discount and debt issuance costs of $1,433 and $1,690	248,567	248,310
Revolving Credit Facility and Term Loan, net of unamortized debt issuance costs of $2,451 and $3,850	853,124	796,150
Schuldschein Loan	11,998	98,671
Other Borrowings	6,860	1,153
Capital Leases	2,324	1,018
Total	1,870,528	1,892,776
Less - current portion	47,225	129,809
Long-term portion	$1,823,303	$1,762,967

Wabtec’s acquisition of the controlling stake of Faiveley Transport triggered the early repayment of a syndicated loan and the mandatory offer to investors to repay the US and Schuldschein private placements. Both the syndicated loan and US private placements were repaid in full in December 2016.

3.45% Senior Notes Due 2026

In October 2016, the Company issued $750.0 million of Senior Notes due 2026 (the “2016 Notes”).  The 2016 Notes were issued at 99.965% of face value.  Interest on the 2016 Notes accrues at a rate of 3.45% per annum and is payable semi-annually on May 15 and November 15 of each year.  The proceeds were used to finance the cash portion of the Faiveley Transport acquisition, refinance Faiveley Transport’s indebtedness, and for general corporate purposes.  The principal balance is due in full at maturity.  The Company incurred $2.7 million of deferred financing costs related to the issuance of the 2016 Notes.

The 2016 Notes are senior unsecured obligations of the Company and rank pari passu with all existing and future senior debt and senior to all existing and future subordinated indebtedness of the Company. The indenture under which the 2016 Notes were issued contains covenants and restrictions which limit among other things, the following: the incurrence of indebtedness, payment of dividends and certain distributions, sale of assets, change in control, mergers and consolidations and the incurrence of liens.

The Company is in compliance with the restrictions and covenants in the indenture under which the 2016 Notes were issued and expects that these restrictions and covenants will not be any type of limiting factor in executing our operating activities.

4.375% Senior Notes Due 2023

In August 2013, the Company issued $250.0 million of Senior Notes due 2023 (the “2013 Notes”).  The 2013 Notes were issued at 99.879% of face value.  Interest on the 2013 Notes accrues at a rate of 4.375% per annum and is payable semi-annually on February 15 and August 15 of each year.  The proceeds were used to repay debt outstanding under the Company’s existing credit agreement, and for general corporate purposes.  The principal balance is due in full at maturity.  The Company incurred $2.6 million of deferred financing costs related to the issuance of the 2013 Notes.

The 2013 Notes are senior unsecured obligations of the Company and rank pari passu with all existing and future senior debt and senior to all existing and future subordinated indebtedness of the Company. The indenture under which the 2013 Notes were issued contains covenants and restrictions which limit among other things, the following: the incurrence of indebtedness, payment of dividends and certain distributions, sale of assets, change in control, mergers and consolidations and the incurrence of liens.

The Company is in compliance with the restrictions and covenants in the indenture under which the 2013 Notes were issued and expects that these restrictions and covenants will not be any type of limiting factor in executing our operating activities.

2018 Refinancing Credit Agreement

On June 8, 2018, the Company entered into a credit agreement (the “2018 Refinancing Credit Agreement”), which replaced the Company’s then-existing “2016 Refinancing Credit Agreement.” As part of the 2018 Refinancing Credit Agreement, the Company entered into (i) a $1.2 billion revolving credit facility (the “Revolving Credit Facility”), which replaced the Company’s revolving credit facility under the 2016 Refinancing Credit Agreement, and includes a letter of credit sub-facility of up to $450.0 million and a swing line sub-facility of $75.0 million, (ii) a $350.0 million term loan (the “Refinancing Term Loan”), which refinanced the term loan under the 2016 Refinancing Credit Agreement, and (iii) a new $400.0 million delayed draw term loan (the “Delayed Draw Term Loan”). The 2018 Refinancing Credit Agreement also provides for a bridge loan facility (the “Bridge Loan Facility”) in an amount not to exceed $2.5 billion, such facility to become effective at the Company’s request. Commitments in respect of the Bridge Loan Facility will be reduced by any alternative financing (including any other loans or any long-term notes) that the Company arranges prior to the Direct Sale, subject to customary exceptions. In addition, the 2018 Refinancing Credit Agreement contains an uncommitted accordion feature allowing the Company to request, in an aggregate amount not to exceed $600.0 million, increases to the borrowing commitments under the Revolving Credit Facility or a new incremental term loan commitment.

The Revolving Credit Facility matures on June 8, 2023 and is unsecured. The Refinancing Term Loan matures on June 8, 2021 and is unsecured. The Delayed Draw Term Loan matures on the third anniversary of the date on which it is borrowed and is unsecured. The Bridge Loan Facility, if used, will mature on the date set forth in the definitive documentation for the Bridge Loan Facility and is unsecured. The applicable interest rate for borrowings under the 2018 Refinancing Credit Agreement includes interest rate spreads based on the lower of the pricing corresponding to (i) the Company’s ratio of total debt (less unrestricted cash up to $300.0 million) to EBITDA (“Leverage Ratio”) or (ii) the Company’s public rating, in each case that range between 1.000% and 1.875% for LIBOR/CDOR-based borrowings and 0.000% and 0.875% for Alternate Base Rate based borrowings. The obligations of the Company under the 2018 Refinancing Credit Agreement have been guaranteed by certain of the Company’s subsidiaries.

The 2018 Refinancing Credit Agreement contains customary representations and warranties by the Company and its subsidiaries, including customary use of materiality, material adverse effect, and knowledge qualifiers. The Company and its subsidiaries are also subject to (i) customary affirmative covenants that impose certain reporting obligations on the Company and its subsidiaries and (ii) customary negative covenants, including limitations on: indebtedness; liens; restricted payments; fundamental changes; business activities; transactions with affiliates; restrictive agreements; changes in fiscal year; and use of proceeds. In addition, the Company is required to maintain (i) an Interest Coverage ratio at least 3.00 to 1.00 over each period of four consecutive fiscal quarters ending on the last day of a fiscal quarter and (ii) a Leverage Ratio, calculated as of the last day of a fiscal quarter for a period of four consecutive fiscal quarters, of 3.25 to 1.00 or less; provided that, in the event the Company completes the Direct Sale and the Merger or any other material acquisition in which the cash consideration paid exceeds $500.0 million, the maximum Leverage Ratio permitted will be (x) 3.75 to 1.00 at the end of the fiscal quarter in which such acquisition is consummated and each of the three fiscal quarters immediately following such fiscal quarter and (y) 3.50 to 1.00 at the end of each of the fourth and fifth full fiscal quarters after the consummation of such acquisition. The Company is in compliance with the restrictions and covenants of the 2018 Refinancing Credit Agreement and does not expect that these measurements will limit the Company in executing its operating activities.

2016 Refinancing Credit Agreement

On June 22, 2016, the Company amended its existing revolving credit facility with a consortium of commercial banks. This “2016 Refinancing Credit Agreement” provides the Company with a $1.2 billion, 5 year revolving credit facility and a $400.0 million delayed draw term loan (the “Term Loan”). The Company incurred approximately $3.3 million of deferred financing cost related to the 2016 Refinancing Credit Agreement. The facility expires on June 22, 2021. The 2016 Refinancing Credit Agreement borrowings bear variable interest rates indexed as described below. At December 31, 2017, the Company had available bank borrowing capacity, net of $35.4 million of letters of credit, of approximately $679.0 million, subject to certain financial covenant restrictions.

The Term Loan was drawn on November 25, 2016. The Company incurred a 10 basis point commitment fee from June 22, 2016 until the initial draw on November 25, 2016.

Under the 2016 Refinancing Credit Agreement, the Company may elect a Base Rate of interest for U.S. Dollar denominated loans or, for certain currencies, an interest rate based on the London Interbank Offered Rate (“LIBOR”) of interest, or other rates appropriate for such currencies (in any case, “the Alternate Rate”). The Base Rate adjusts on a daily basis and is the greater of the Federal Funds Effective Rate plus 0.50% per annum, the PNC, N.A. prime rate or the Daily LIBOR Rate plus 100 basis points, plus a margin that ranges from 0 to 75 basis points. The Alternate Rate is based on the quoted rates specific to the applicable currency, plus a margin that ranges from 75 to 175 basis points. Both the Base Rate and Alternate Rate margins are dependent on the Company’s consolidated total indebtedness to EBITDA ratios. The initial Base Rate margin is 0 basis points and the Alternate Rate margin is 175 basis points.

At December 31, 2016, the weighted average interest rate on the Company’s variable rate debt was 2.92%.  On January 12, 2012, the Company entered into a forward starting interest rate swap agreement with a notional value of $150.0 million. The effective date of the interest rate swap agreement is July 31, 2013, and the termination date was November 7, 2016. The impact of the interest rate swap agreement converted a portion of the Company’s outstanding debt from a variable rate to a fixed-rate borrowing. During the term of the interest rate swap agreement the interest rate on the notional value was fixed at 1.415% plus the Alternate Rate margin. On June 5, 2014, the Company entered into a forward starting interest rate swap agreement with a notional value of $150.0 million.  The effective date of the interest rate swap agreement is November 7, 2016, and the termination date is December 19, 2018.  The impact of the interest rate swap agreement converts a portion of the Company’s outstanding debt from a variable rate to a fixed-rate borrowing.  During the term of the interest rate swap agreement the interest rate on the notional value will be fixed at 2.56% plus the Alternate Rate margin.  As for these agreements, the Company is exposed to credit risk in the event of nonperformance by the counterparties.  However, since only the cash interest payments are exchanged, exposure is significantly less than the notional amount.  The counterparties are large financial institutions with excellent credit ratings and history of performance.  The Company currently believes the risk of nonperformance is negligible.

The 2016 Refinancing Credit Agreement limits the Company’s ability to declare or pay cash dividends and prohibits the Company from declaring or making other distributions, subject to certain exceptions. The 2016 Refinancing Credit Agreement contains various other covenants and restrictions including the following limitations: incurrence of additional indebtedness; mergers, consolidations, sales of assets and acquisitions; additional liens; sale and leasebacks; permissible investments, loans and advances; certain debt payments; and imposes a minimum interest expense coverage ratio of 3.0 and a maximum debt to EBITDA ratio of 3.25. The Company is in compliance with the restrictions and covenants of the 2016 Refinancing Credit Agreement and does not expect that these measurements will limit the Company in executing our operating activities.

Schuldschein Loan, Due 2016

In conjunction with the acquisition of Faiveley Transport, Wabtec acquired $137.2 million of a Schuldshein private placement loan which was originally issued by Faiveley Transport on March 5, 2014 in Germany, in which approximately 20 international investors participated. This loan is denominated in euros. Subsequent to the acquisition of Faiveley Transport, the Company repaid $125.3 million of the outstanding Schuldschein loan. The remaining balance of $12.0 million as of December 31, 2017 matures on March 5, 2024 and bears a fixed rate of 4.00%.

Contractual Obligations and Off-Balance Sheet Arrangements

The Company is obligated to make future payments under various contracts such as debt agreements, lease agreements and has certain contingent commitments such as debt guarantees. The Company has grouped these contractual obligations and off-balance sheet arrangements into operating activities, financing activities, and investing activities in the same manner as they are classified in the Statement of Consolidated Cash Flows to provide a better understanding of the nature of the obligations and arrangements and to provide a basis for comparison to historical information. The table below provides a summary of contractual obligations and off-balance sheet arrangements as of December 31, 2017:

		Less than	1 - 3	3 - 5	More than
In thousands	Total	1 year	years	years	5 years
Operating activities:
Purchase obligations (1)	$148,598	$22,871	$64,661	$17,850	$43,216
Operating leases (2)	187,406	31,647	53,024	36,694	66,041
Pension benefit payments (3)	174,551	15,651	32,185	34,622	92,093
Postretirement benefit payments (4)	11,371	1,254	2,455	2,354	5,308
Financing activities:
Interest payments (5)	365,772	62,573	104,500	89,582	109,117
Long-term debt (6)	1,870,528	47,225	331,460	483,587	1,008,256
Dividends to shareholders (7)	46,096	46,096	—	—	—
Other:
Standby letters of credit (8)	36,803	12,704	4,314	16,690	3,095
Total	$2,841,125	$240,021	$592,599	$681,379	$1,327,126

(1)

Purchase obligations represent non-cancelable contractual obligations at December 31, 2017.  In addition, the Company had $368.3 million of open purchase orders for which the related goods or services had not been received.  Although open purchase orders are considered enforceable and legally binding, their terms generally allow us the option to cancel, reschedule and adjust our requirements based on our business needs prior to the delivery of goods or performance of services.

(2)	Future minimum payments for operating leases are disclosed by year in Note 14 of the “Notes to Consolidated Financial Statements” included in Part IV, Item 15 of this report.
(3)

Annual payments to participants are expected to continue into the foreseeable future at the amounts or ranges noted. Pension benefit payments are based on actuarial estimates using current assumptions for discount rates, expected return on long-term assets and rate of compensation increases. The Company expects to contribute about $7.3 million to pension plan investments in 2018. See further disclosure in Note 9 of the “Notes to Consolidated Financial Statements” included in Part IV, Item 15 of this report.

(4)

Annual payments to participants are expected to continue into the foreseeable future at the amounts or ranges noted. Postretirement payments are based on actuarial estimates using current assumptions for discount rates and health care costs. See further disclosure in Note 9 of the “Notes to Consolidated Financial Statements” included in Part IV, Item 15 of this report.

(5)

Interest payments are payable May and November of each year at 3.45% of $750 million Senior Notes due in 2026. Interest payments are payable February and August of each year at 4.375% of $250 million Senior Notes due in 2023. Interest payments for the Revolving Credit Facility and Capital Leases are based on contractual terms and the Company’s current interest rates.

(6)	Scheduled principal repayments of outstanding loan balances are disclosed in Note 8 of the “Notes to Consolidated Financial Statements” included in Part IV, Item 15 of this report.
(7)	Shareholder dividends are subject to approval by the Company’s Board of Directors, currently at an annual rate of approximately $46.1 million.
(8)

The $36.8 million of standby letters of credit is comprised of $35.3 million in outstanding letters of credit for performance and bid bond purposes and $1.5 million in interest, which expire in various dates through 2050. Amounts include interest payments based on contractual terms and the Company’s current interest rate.

The above table does not reflect uncertain tax positions of $6.9 million, the timing of which are uncertain except for $5.2 million that may become payable during 2017. Refer to Note 10 of the “Notes to Consolidated Financial Statements” for additional information on uncertain tax positions.

Obligations for operating activities. The Company has entered into $148.6 million of material long-term non-cancelable materials and supply purchase obligations. Operating leases represent multi-year obligations for rental of facilities and equipment. Estimated pension funding and post-retirement benefit payments are based on actuarial estimates using current assumptions for discount rates, expected return on long-term assets, rate of compensation increases and health care cost trend rates. Benefits paid for pension obligations were $16.0 million and $13.3 million in 2017 and 2016, respectively. Benefits paid for post-retirement plans were $1.2 million and $0.9 million in 2017 and in 2016, respectively.

Obligations for financing activities. Cash requirements for financing activities consist primarily of long-term debt repayments, interest payments and dividend payments to shareholders. The Company has historically paid quarterly dividends to shareholders, subject to quarterly approval by our Board of Directors, currently at a rate of approximately $46.1 million annually.

The Company arranges for performance bonds to be issued by third party insurance companies to support certain long term customer contracts. At December 31, 2017, the initial value of performance bonds issued on the Company’s behalf is about $461 million.

Forward Looking Statements

We believe that all statements other than statements of historical facts included in this report, including certain statements under “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure that our assumptions and expectations are correct.

These forward-looking statements are subject to various risks, uncertainties and assumptions about us, including, among other things:

Economic and industry conditions

•	prolonged unfavorable economic and industry conditions in the markets served by us, including North America, South America, Europe, Australia, Asia, and South Africa;

•	decline in demand for freight cars, locomotives, passenger transit cars, buses and related products and services;

•	reliance on major original equipment manufacturer customers;

•	original equipment manufacturers’ program delays;

•	demand for services in the freight and passenger rail industry;

•	demand for our products and services;

•	orders either being delayed, canceled, not returning to historical levels, or reduced or any combination of the foregoing;

•	consolidations in the rail industry;

•	continued outsourcing by our customers;

•	industry demand for faster and more efficient braking equipment;

•	fluctuations in interest rates and foreign currency exchange rates; or

•	availability of credit;

Operating factors

•	supply disruptions;

•	technical difficulties;

•	changes in operating conditions and costs;

•	increases in raw material costs;

•	successful introduction of new products;

•	performance under material long-term contracts;

•	labor relations;

•	the outcome of our existing or any future legal proceedings, including litigation involving our principal customers and any litigation with respect to environmental matters, asbestos-related matters, pension liabilities, warranties, product liabilities or intellectual property claims;

•	completion and integration of acquisitions, including the acquisition of Faiveley Transport; or

•	the development and use of new technology;

Competitive factors

•	the actions of competitors; or

•	the outcome of negotiations with partners, suppliers, customers or others;

Political/governmental factors

•	political stability in relevant areas of the world;

•	future regulation/deregulation of our customers and/or the rail industry;

•	levels of governmental funding on transit projects, including for some of our customers;

•	political developments and laws and regulations, including those related to Positive Train Control; or

•	federal and state income tax legislation; and

•	the outcome of negotiations with governments.

Statements in this 10-K apply only as of the date on which such statements are made, and we undertake no obligation to update any statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Critical Accounting Estimates

The preparation of the financial statements in accordance with generally accepted accounting principles requires Management to make judgments, estimates and assumptions regarding uncertainties that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Areas of uncertainty that require judgments, estimates and assumptions include the accounting for allowance for doubtful accounts, inventories, the testing of goodwill and other intangibles for impairment, warranty reserves, pensions and other postretirement benefits, stock based compensation and tax matters. Management uses historical experience and all available information to make these judgments and estimates, and actual results will inevitably differ from those estimates and assumptions that are used to prepare the Company’s financial statements at any given time. Despite these inherent limitations, Management believes that Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) and the financial statements and related footnotes provide a meaningful and fair perspective of the Company. A discussion of the judgments and uncertainties associated with accounting for derivatives and environmental matters can be found in Notes 2 and 17, respectively, in the “Notes to Consolidated Financial Statements” included in Part IV, Item 15 of this report.

A summary of the Company’s significant accounting policies is included in Note 2 in the “Notes to Consolidated Financial Statements” included in Part IV, Item 15 of this report and is incorporated by reference herein. Management believes that the application of these policies on a consistent basis enables the Company to provide the users of the financial statements with useful and reliable information about the Company’s operating results and financial condition.

Accounts Receivable and Allowance for Doubtful Accounts:

Description The Company provides an allowance for doubtful accounts to cover anticipated losses on uncollectible accounts receivable.

Judgments and Uncertainties  The allowance for doubtful accounts receivable reflects our best estimate of probable losses inherent in our receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

Effect if Actual Results Differ From Assumptions  If our estimates regarding the collectability of troubled accounts, and/or our actual losses within our receivable portfolio exceed our historical experience, we may be exposed to the expense of increasing our allowance for doubtful accounts.

Inventories:

Description Inventories are stated at the lower of cost or market and are reviewed to ensure that an adequate provision is recognized for excess, slow moving and obsolete inventories.

Judgments and Uncertainties Cost is determined under the first-in, first-out (FIFO) method. Inventory costs include material, labor and overhead. The Company compares inventory components to prior year sales history and current backlog and anticipated future requirements. To the extent that inventory parts exceed estimated usage and demand, a reserve is recognized to reduce the carrying value of inventory. Also, specific reserves are established for known inventory obsolescence.

Effect if Actual Results Differ From Assumptions If the market value of our products were to decrease due to changing market conditions, the Company could be at risk of incurring write-downs to adjust inventory value to a market value lower than stated cost. If our estimates regarding sales and backlog requirements are inaccurate, we may be exposed to the expense of increasing our reserves for slow moving and obsolete inventory.

Goodwill and Indefinite-Lived Intangibles:

Description Goodwill and indefinite-lived intangibles are required to be tested for impairment at least annually. The Company performs its annual impairment test during the fourth quarter and more frequently when indicators of impairment are present. The Company reviews goodwill for impairment at the reporting unit level. The evaluation of impairment involves comparing the current fair value of the business to the recorded value (including goodwill).

Judgments and Uncertainties A number of significant assumptions and estimates are involved in the application of the impairment test, including the identification of macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, Wabtec specific events and share price trends and making the assessment on whether each relevant factor will impact the impairment test positively or negatively and the magnitude of any such amount.

Effect if Actual Results Differ From Assumptions Management considers historical experience and all available information at the time the fair values of its reporting units are estimated. However, actual amounts realized may differ from those used to evaluate the impairment of goodwill. If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to impairment losses that could be material to our results of operations. For example, based on the quantitative analysis performed as of October 1, 2017, a decline in the terminal growth rate by 50 basis points would decrease fair market value by $334 million, or an increase in the weighted-average cost of capital by 100 basis points would result in a decrease in fair market value by $984 million. Even with such changes the fair value of the reporting units would be greater than their net book values, necessitating no Step 2 calculations. See Note 2 in the “Notes to Consolidated Financial Statements” included in Part IV, Item 15 of this report for additional discussion regarding impairment testing.

Warranty Reserves:

Description The Company provides warranty reserves to cover expected costs from repairing or replacing products with durability, quality or workmanship issues occurring during established warranty periods.

Judgments and Uncertainties In general, reserves are provided for as a percentage of sales, based on historical experience. In addition, specific reserves are established for known warranty issues and their estimable losses.

Effect if Actual Results Differ From Assumptions If actual results are not consistent with the assumptions and judgments used to calculate our warranty liability, the Company may be at risk of realizing material gains or losses.

Accounting for Pensions and Postretirement Benefits:

Description The Company provides pension and postretirement benefits for its employees.  These amounts are determined using actuarial methodologies and incorporate significant assumptions, including the rate used to discount the future estimated liability, the long-term rate of return on plan assets and several assumptions relating to the employee workforce (salary increases, medical costs, retirement age and mortality).

Judgments and Uncertainties Significant judgments and estimates are used in determining the liabilities and expenses for pensions and other postretirement benefits. The rate used to discount future estimated liabilities is determined considering the rates available at year-end on debt instruments that could be used to settle the obligations of the plan. The long-term rate of return is estimated by considering historical returns and expected returns on current and projected asset allocations and is generally applied to a five-year average market value of assets.  The differences between actual and expected asset returns are recognized in expense using the normal amortization of gains and losses per ASC 715.

Effect if Actual Results Differ From Assumptions If assumptions used in determining the pension and other postretirement benefits change significantly, these costs can fluctuate materially from period to period. The key assumptions in determining the pension and other postretirement expense and obligation include the discount rate, expected return on assets and health care cost trend rate. For example, a 1% decrease or increase in the discount rate used in determining the pension and postretirement expense would increase expense $1.2 million or decrease expense $1.8 million, respectively. A 1% decrease or increase in the discount rate used in determining the pension and postretirement obligation would increase the obligation $53.1 million or decrease the obligation $67.2 million, respectively. A 1% decrease or increase in the expected return on assets used in determining the pension expense would increase or decrease expense $3.0 million. If the actual asset values at December 31, 2017 had been 1% lower, the amortization of losses in the following year would decrease $0.2 million. A 1% decrease or increase in the health care cost trend rate used in determining the postretirement expense would increase or decrease the expense less than $0.1 million. A 1% decrease or increase in the health care cost trend rate used in determining the postretirement obligation would increase or decrease the obligation $0.3 million.

Stock-based Compensation:

Description The Company has issued incentive stock units to eligible employees that vest upon attainment of certain cumulative three-year performance goals. The program is structured as a rolling three-year plan; each year starts a new three-year performance cycle with the most recently completed cycle being 2015-2017. No incentive stock units will vest for performance below the three-year cumulative threshold.  The Company utilizes an economic profit measure for this performance goal.  Economic profit is a measure of the extent to which the Company produces financial results in excess of its cost of capital.  Based on the Company’s achievement of the threshold and three-year cumulative performance, the stock units vested can range from 0% to 200% of the shares granted.

Judgments and Uncertainties Significant judgments and estimates are used in determining the estimated three-year performance, which is then used to estimate the total shares expected to vest over the three year vesting cycle and corresponding expense based on the grant date fair value of the award.  When determining the estimated three-year performance, the Company utilizes a combination of historical actual results, budgeted results and forecasts.  In the initial grant year of a performance cycle, the Company estimates the three-year performance at 100%.  As actual performance results for a cycle begin to accumulate and the Company completes its budgeting and forecasting cycles the performance estimates are updated.  These judgments and estimates are reviewed and updated on a quarterly basis.

Effect if Actual Results Differ From Assumptions If assumptions used in determining the estimated three-year performance change significantly, stock-based compensation expense related to the unvested incentive stock awards can fluctuate materially from period to period.  For example, a 10% decrease or increase in the estimated vesting percentage for incentive stock awards would decrease or increase stock-based compensation expense by approximately $0.7 million and $0.7 million, respectively.

Income Taxes:

Description Wabtec records an estimated liability or benefit for income and other taxes based on what it determines will likely be paid in various tax jurisdictions in which it operates in accordance with ASC 740-10 Accounting for Income Taxes and Accounting for Uncertainty in Income Taxes.

Judgments and Uncertainties The estimate of our tax obligations are uncertain because Management must use judgment to estimate the exposures associated with our various filing positions, as well as realization of our deferred tax assets. ASC 740-10 establishes a recognition and measurement threshold to determine the amount of tax benefit that should be recognized related to uncertain tax positions.

Effect if Actual Results Differ From Assumptions Management uses its best judgment in the determination of these amounts. However, the liabilities ultimately realized and paid are dependent on various matters including the resolution of the tax audits in the various affected tax jurisdictions and may differ from the amounts recorded. An adjustment to the estimated liability would be recorded through income in the period in which it becomes probable that the amount of the actual liability differs from the recorded amount. A deferred tax valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Revenue Recognition:

Description Revenue is recognized in accordance with ASC 605 “Revenue Recognition.” The Company recognizes revenues on long-term contracts based on the percentage of completion method of accounting. The units-of-delivery method or other input-based or output-based measures, as appropriate, are used to measure the progress toward completion of individual contracts. Contract revenues and cost estimates are reviewed and revised at a minimum quarterly and adjustments are reflected in the accounting period as such amounts are determined. Certain pre-production costs relating to long term production and supply contracts have been deferred and will be recognized over the life of the contracts.

Judgments and Uncertainties Revenue is recognized when products have been shipped to the respective customers, title has passed and the price for the product has been determined. Contract accounting involves a judgmental process of estimating the total sales and costs for each contract, which results in the development of estimated profit margin percentages. For each contract with revenue recognized using the percentage of completion method, the amount reported as revenue is determined by calculating cost incurred to date as a percentage of the total expected contract costs to determine the percentage of total contract revenue to be recognized in the current period. Due to the size, duration and nature of many of our contracts, the estimation of total sales and costs through completion is complicated and subject to many variables. Total contract sales estimates are based on negotiated contract prices and quantities, modified by our assumptions regarding contract options, change orders, and price adjustment clauses (such as inflation or index-based clauses). Total contract cost estimates are largely based on negotiated or estimated purchase contract terms, historical performance trends, business base and other economic projections. Factors that influence these estimates include inflationary trends, technical and schedule risk, internal and subcontractor performance trends, business volume assumptions, asset utilization, and anticipated labor agreements. For long-term contracts, revenues and cost estimates are reviewed and revised quarterly at a minimum and adjustments are reflected in the accounting period as such amounts are determined. Pre-production costs are recognized over the expected life of the contract usually based on the Company’s progress toward the estimated number of units expected to be delivered under the production or supply contract.

Effect if Actual Results Differ From Assumptions Should market conditions and customer demands dictate changes to our standard shipping terms, the Company may be impacted by longer than typical revenue recognition cycles. The development of expected contract costs and contract profit margin percentages involves procedures and personnel in all areas that provide financial or production information on the status of contracts. Due to the significance of judgment in the estimation process, it is likely that materially different revenue amounts could be recorded if we used different assumptions or if the underlying circumstances were to change. Changes in underlying assumptions/estimates, supplier performance, or circumstances may adversely or positively affect financial performance in future periods. If the combined profit margin for all contracts recognized on the percentage of completion method during 2017 had been estimated to be higher or lower by 1%, it would have increased or decreased revenue and gross profit for the year by approximately $29.8 million. A few of our contracts are expected to be completed in a loss position. Provisions are made currently for estimated losses on uncompleted contracts. A charge to expense for unrecognized portions of pre-production costs could be realized if the Company’s estimate of the number of units to be delivered changes or the underlying contract is cancelled.